August 5, 2026

Medline Reports Second Quarter and
First Six Months 2026 Results

•Second quarter net sales of $7.7 billion, an increase of 11.6%
•Second quarter net income of $139 million, a decrease of 58.3%
•Second quarter Adjusted EBITDA1 of $1.1 billion, an increase of 13.4%

•First six months net sales of $15.0 billion, an increase of 11.1%
•First six months net income of $378 million, a decrease of 42.3%
•First six months Adjusted EBITDA1 of $1.8 billion, an increase of 1.9%

•Updating full year 2026 Organic Sales2 guidance to 9.0% to 10.0% and Adjusted EBITDA2 guidance to $3.3 billion to $3.4 billion

•Second quarter and first six months net sales included $89 million of IEEPA tariff customer repayments
•Second quarter and first six months net income and Adjusted EBITDA1 included $243 million of net IEEPA tariff refund benefits
•The full year 2026 Organic Sales2 outlook includes IEEPA tariff customer repayments and the Adjusted EBITDA2 outlook does not include the benefit of IEEPA tariff refunds

NORTHFIELD, Ill., Aug. 5, 2026 (GLOBE NEWSWIRE) -- Medline Inc. (“Medline” or the “Company”) (Nasdaq: MDLN), the largest provider of medical-surgical (“med-surg”) products and supply chain solutions serving all points of care3, today reported its operating results for the three and six months ended June 27, 2026.

“Our second quarter results reflect strong execution of our growth strategy, and the operational resilience of our team,” said Jim Boyle, chief executive officer of Medline. “We delivered robust top-line growth in the quarter, secured over 65% of our annual goal in total new customer signings4 during the first half of 2026, and moved swiftly to minimize disruption from the fire at our Tracy, California distribution center, demonstrating an unwavering commitment to our customers. At the same time, we are effectively managing a dynamic external environment while investing in strategic initiatives to strengthen our market position and support long-term shareholder value creation.”

IEEPA Tariff Refunds and Related Customer Repayments

Following the U.S. Supreme Court’s February 2026 ruling that IEEPA tariffs were unauthorized, the Company recognized $243 million of net IEEPA tariff refund benefits during the three and six months ended June 27, 2026, reflecting $332 million of tariff refunds as a reduction of cost of goods sold, partially offset by $89 million of accrued customer repayments associated with IEEPA tariff refunds as a reduction of net sales. These amounts were recorded entirely within the Medline Brand segment and were included in net income and Adjusted EBITDA1.

Second Quarter 2026 Results

Second quarter 2026 net sales increased 11.6% to $7.7 billion, compared to $6.9 billion in the second quarter 2025, with Organic Sales¹ increasing 11.5%. This was primarily driven by existing customer growth and implementation of new customer signings from 2025. This includes $89 million of accrued customer repayments associated with IEEPA tariff refunds.

Second quarter 2026 net income decreased 58.3% to $139 million, compared to $333 million in the second quarter 2025, primarily driven by losses of $336 million related to the fire at the Company’s distribution center in Tracy, California, before expected insurance recoveries, higher operating expenses and higher cost of goods sold including the impact of tariffs. This was partially offset by higher net sales and net IEEPA tariff refund benefits.

Second quarter 2026 Adjusted EBITDA¹ increased 13.4% to $1,060 million, compared to $935 million in the second quarter 2025, primarily driven by higher net sales and net IEEPA tariff refund benefits, partially offset by higher operating expenses and higher cost of goods sold including the impact of tariffs.

Second quarter 2026 diluted earnings per share and Adjusted Diluted EPS¹ were $0.07 and $0.50, respectively.

First Six Months 2026 Results

First six months 2026 net sales increased 11.1% to $15.0 billion, compared to $13.5 billion in the 2025 period, with Organic Sales¹ increasing 10.8%. This was primarily driven by existing customer growth and implementation of new customer signings from 2025. This includes $89 million of accrued customer repayments associated with IEEPA tariff refunds.

First six months 2026 net income decreased 42.3% to $378 million, compared to $655 million in the first six months 2025, primarily driven by losses of $336 million related to the fire at the Company’s distribution center in Tracy, California, before expected insurance recoveries, higher operating expenses and higher cost of goods sold including the impact of tariffs. This was partially offset by higher net sales and net IEEPA tariff refund benefits.

First six months 2026 Adjusted EBITDA¹ increased 1.9% to $1.84 billion, compared to $1.80 billion in the first six months 2025, primarily driven by higher net sales and net IEEPA tariff refund benefits, partially offset by higher operating expenses and higher cost of goods sold including the impact of tariffs.

First six months 2026 diluted earnings per share and Adjusted Diluted EPS¹ were $0.23 and $0.83, respectively.

Net cash provided by operating activities for the first six months 2026 was $1.1 billion, driven by net income, excluding the impact of non-cash items, partially offset by changes in working capital.

Free Cash Flow¹ for the first six months 2026 was $920 million, driven by net cash provided by operating activities, partially offset by $207 million of capital expenditures, primarily related to continued enhancements and automation in the Company’s distribution centers and investments in its kitting manufacturing facilities.

2026 Guidance
The Company is updating its full year 2026 outlook for Organic Sales2 growth to 9.0% to 10.0%, compared to its previous outlook of 8.5% to 9.5%, reflecting strong existing and new customer demand. The Company updated its Adjusted EBITDA2 outlook to $3.3 billion to $3.4 billion, compared to its previous outlook of $3.5 to $3.6 billion, primarily reflecting higher than expected inflationary pressure from the Middle East conflict, increased operational investments to support customer demand, quality remediation efforts, and retail channel softness. The Organic Sales2 reflects IEEPA tariff customer repayments and the Adjusted EBITDA2 outlook does not reflect the benefit of IEEPA tariff refunds.

Webcast and Conference Call Instructions
The Company will host a live conference call and question and answer session with investors and analysts on August 5, 2026, at 8:30 a.m. CT / 9:30 a.m. ET to discuss its second quarter and first six months 2026 earnings results. The webcast can be accessed through Medline’s Investor Relations website at ir.medline.com. A replay of the call will be available following the event through the same website.

End Notes and Use of Non-GAAP Financial Measures
Certain amounts and percentages presented in this press release have a rounding element. As a result, the sum of the components may not equal the totals due to rounding.

(1) Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage are non-GAAP financial measures. See discussion of these measures and reconciliations to GAAP at the end of this press release for more information.
(2) Guidance for Adjusted EBITDA and Organic Sales is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, inventory-related adjustments, stock-based compensation, litigation (gains) charges, net, transaction-related costs, the impact of currency, and other non-core (gains) charges, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures with reasonable certainty and without unreasonable effort.
(3)     Based on our 2025 net sales relative to the publicly reported net sales of med-surg products by companies that are both med-surg manufacturers and distributors.
(4)     Total new customer signings refers to the estimated annual contract value of all new contracts entered into by new customers or by existing customers who are expanding their relationship with Medline, excluding renewals and extensions.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate,” “assume,” “believe” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or similar conditional or future expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements related to the Company’s industry, business strategy, costs, and cost savings, goals and expectations, market position, future operations, margins, profitability, annual guidance, and other financial and operating information. The forward-looking statements are based on management’s current expectations and are subject to various risks, uncertainties, and changes in circumstances, many of which are beyond the Company’s control, that could cause actual results to differ materially.

Factors that may cause actual results to differ from expected results include, but are not limited to inherent risks in the Company’s global operations; the Company’s ability to derive fully the anticipated benefits from its existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions; consolidation in the healthcare industry; competition and accelerating pricing pressure and changes in technology; changes to the U.S. and global healthcare environments; increases in shipping costs or service issues with the Company’s third-party shippers; significant challenges or delays in the Company’s sourcing of new products and technologies; the Company’s concentration in and dependence on certain healthcare provider customers and Group Purchasing Organizations; the Company’s dependence on the proper functioning of its critical facilities and distribution networks, and the impact of events outside its control, including fires and other disruptions affecting such facilities or networks, such as the Tracy facility fire; quality problems, recalls, product liability claims, and regulatory actions by the U.S. Food and Drug Administration; the Company’s failure to establish and maintain Prime Vendor relationships; increased pressure to maintain or decrease the price of the Company’s goods and services; failure by or loss of a third-party manufacturer or supplier or other manufacturing or supply-related impacts; the Company’s reliance on the proper function, security, and availability of its information technology systems and data, as well as those of third parties throughout its global supply chain and the impact of a breach, cyber-attack, or other disruption to these systems or data; the Company’s ability to comply with extensive and complex laws and governmental regulations and the cost of any adverse regulatory action; the Company’s compliance with complex and rapidly evolving data privacy, security and data protection laws and regulations; the Company’s use or its third-party service providers’ or business partners’ use of artificial intelligence, automated decision-making and machine learning technologies and the evolving regulatory framework in this area; the Company’s ability to comply with laws and regulations relating to reimbursement of healthcare goods and services; uncertain global and domestic macro-economic and political conditions, including as a result of global geopolitical conflicts and tensions, such as the ongoing conflicts in Ukraine and the Middle East; the Company’s substantial indebtedness, its ability to satisfy its debt obligations, and the significant operating and financial restrictions on the Company’s subsidiaries imposed by the Company’s debt agreements; the dual class structure of the Company’s common stock; the volatility of the market price of the Company’s Class A common stock; and other factors.

The Company disclaims any intent or obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

The Company uses its investor relations website at ir.medline.com, press releases, public conference calls and webcasts, and social media as routine channels of distribution to communicate important, and often material, information about Medline to investors and the public, including information about its financial performance and results, analyst and investor presentations, investor days, products, solutions, sustainability initiatives, and corporate governance practices. You are encouraged to follow these channels, in addition to our SEC filings, for timely information about the Company. The information on the Company’s websites is not part of this press release and is not incorporated by reference into any filings the Company makes with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement the financial information provided, the Company has presented Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income/(loss), net income margin, diluted earnings per share, net cash from operating activities, net sales, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s ongoing operating performance. The Company believes Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS provide important comparability of ongoing operating performance, allowing investors and management to assess the Company’s operating performance on a consistent basis. The Company believes Free Cash Flow and Net Leverage provide a measure of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, acquisitions, and other corporate purposes.

Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we do not consider indicative of our ongoing operating performance, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Sales is defined as net sales excluding, when they occur, the impact of acquisitions, divestitures, and changes in foreign exchange rates from the net sales changes. The changes in foreign currency exchange rates from the net sales changes are calculated by translating current period GAAP results at the prior period foreign currency exchange rates and comparing these amounts to the current period GAAP results at the current period foreign currency exchange rates.

Adjusted EBITDA is defined as net income (loss) adjusted for (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) inventory-related adjustments, (v) stock-based compensation, (vi) litigation (gains) charges, net, (vii) transaction-related costs, and (viii) other non-core (gains) charges. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales.

Adjusted Net Income is defined as net income (loss) adjusted for (i) intangible asset amortization, (ii) inventory-related adjustments, (iii) stock-based compensation, (iv) litigation (gains) charges, net, (v) transaction-related costs, (vi) other non-core (gains) charges, and (vii) tax impacts related to non-GAAP adjustments, noncontrolling interests conversion, and retained tax receivable agreement (“TRA”) benefits. Adjusted Diluted EPS is defined as Adjusted Net Income divided by adjusted weighted-average number of common stock, diluted. The adjusted weighted shares calculation assumes the impact of certain antidilutive securities that were excluded from the U.S. GAAP diluted earnings per share.

Free Cash Flow is defined as net cash provided by/(used for) operating activities less net capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

Net Leverage is defined as net debt (total debt less cash, cash equivalents and short-term investments) divided by Adjusted EBITDA.

Medline
Medline is the largest provider of medical-surgical products and supply chain solutions serving all points of care. Through its unique offering of world-class products, supply chain resilience and clinical practice expertise, Medline delivers improved clinical, financial and operational outcomes. Headquartered in Northfield, Illinois, the Company employs more than 45,000 people worldwide and operates in more than 100 countries. To learn more about how Medline makes healthcare run better, visit www.medline.com.

Investor Relations:
Karen King
Global Head of Investor Relations

Patrick Flaherty
Director, Investor Relations

(847) 247-7222
IR@medline.com

Media Relations:
Ben Fox
Vice President, Corporate Communications
(224) 327-9999
MedlineMediaRelations@medline.com

Financial Tables
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per share amounts)	Three months ended				Six months ended
	June 27, 2026	June 28, 2025	$ Change	% Change	June 27, 2026	June 28, 2025	$ Change	% Change
Net sales	$7,685	$6,886	$799	11.6%	$15,037	$13,530	$1,507	11.1%
Cost of goods sold	5,470	4,981	489	9.8%	10,981	9,801	1,180	12.0%
Gross profit	2,215	1,905	310	16.3%	4,056	3,729	327	8.8%
Gross margin %	28.8%	27.7%			27.0%	27.6%

Operating expense
Selling, general and administrative expenses	1,295	1,073	222	20.7%	2,523	2,143	380	17.7%
Amortization of intangible assets	177	176	1	0.6%	353	351	2	0.6%
Other operating expenses	348	14	334	NM (1)	363	22	341	NM (1)
Total operating expense	1,820	1,263	557	44.1%	3,239	2,516	723	28.7%
Operating income	395	642	(247)	(38.5)%	817	1,213	(396)	(32.6)%
Operating margin %	5.1%	9.3%			5.4%	9.0%

Other expense
Interest expense, net	(119)	(223)	104	(46.6)%	(255)	(433)	178	(41.1)%
Other loss, net	(42)	—	(42)	NM (1)	(41)	—	(41)	NM (1)
Foreign exchange gain (loss), net	1	(60)	61	NM (1)	5	(83)	88	NM (1)
Total other expense	(160)	(283)	123	(43.5)%	(291)	(516)	225	(43.6)%
Income before income taxes	235	359	(124)	(34.5)%	526	697	(171)	(24.5)%

Provision for income taxes	96	26	70	NM (1)	148	42	106	NM (1)
Net income	139	333	(194)	(58.3)%	378	655	(277)	(42.3)%
Net income %	1.8%	4.8%			2.5%	4.8%

Net income attributable to noncontrolling interests	79	—	79	NM (1)	189	—	189	NM (1)
Net income attributable to Medline Inc.	$60	$333	$(273)	(82.0)%	$189	$655	$(466)	(71.1)%

Earnings per share attributable to Medline Inc.
Basic	$0.07	N/A			$0.23	N/A
Diluted	$0.07	N/A			$0.23	N/A

Weighted-average number of Class A common stock outstanding
Basic	857	N/A			838	N/A
Diluted	861	N/A			843	N/A
(1) Not Meaningful

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)	As of June 27, 2026 (Unaudited)	As of December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$2,327	$1,939
Trade accounts receivable, net of allowance for credit losses of $148 and $152 as of June 27, 2026 and December 31, 2025, respectively	3,661	3,533
Inventories	4,665	4,769
Short-term investments	350	—
Other current assets	739	438
Total current assets	11,742	10,679
Property, plant, and equipment, net	4,697	4,778
Other non-current assets
Goodwill	8,072	8,079
Intangible assets, net	13,538	13,893
Deferred tax assets	866	583
Other long-term assets	435	472
Total other non-current assets	22,911	23,027
Total assets	$39,350	$38,484
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term borrowings and other short-term borrowings	$29	$77
Accounts payable	1,043	961
Accrued expenses and other current liabilities	1,638	1,452
Total current liabilities	2,710	2,490
Non-current liabilities
Long-term borrowings, less current portion	12,548	12,484
Tax receivable agreement liability	4,392	3,542
Other long-term liabilities	623	682
Total non-current liabilities	17,563	16,708
Total liabilities	$20,273	$19,198
Commitments and contingencies
Stockholders’ equity
Class A common stock, par value $0.0001 per share; 50,000 shares authorized; 877 and 812 shares issued and outstanding as of June 27, 2026 and December 31, 2025, respectively	—	—
Class B common stock, par value $0.0001 per share; 50,000 shares authorized; 437 and 502 shares issued and outstanding as of June 27, 2026 and December 31, 2025, respectively	—	—
Preferred stock, par value $0.0001; 5,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	11,396	10,717
Retained earnings (accumulated deficit)	182	(7)
Accumulated other comprehensive (loss) income	(6)	27
Total Medline Inc. stockholders’ equity	11,572	10,737
Noncontrolling interests	7,505	8,549
Total stockholders’ equity	19,077	19,286
Total liabilities and stockholders’ equity	$39,350	$38,484

Condensed Consolidated Cash Flow Highlights
(unaudited)

($ millions)	Six months ended
	June 27, 2026	June 28, 2025	$ Change	% Change
Net cash provided by operating activities	$1,127	$879	$248	28.2%
Net cash used in investing activities	(557)	(235)	(322)	NM (1)
Net cash used in financing activities	(172)	(337)	165	(49.0)
Effect of exchange rate changes	(11)	27	(38)	NM (1)
Net change in cash, cash equivalents and restricted cash	$387	$334	$53	15.9%
(1) Not Meaningful

Segment Net Sales and Adjusted EBITDA Margin
(unaudited)

($ millions, except percentages)	Three months ended				Six months ended
	June 27, 2026	June 28, 2025	$ Change	% Change	June 27, 2026	June 28, 2025	$ Change	% Change
Medline Brand segment
Net sales	$3,540	$3,322	$218	6.6%	$7,005	$6,586	$419	6.4%
Adjusted EBITDA	1,067	890	177	19.9%	1,832	1,720	112	6.5%
Adjusted EBITDA Margin	30.1%	26.8%			26.2%	26.1%

Supply Chain Solutions segment
Net sales	$4,145	$3,564	$581	16.3%	$8,032	$6,944	$1,088	15.7%
Adjusted EBITDA	204	201	3	1.5%	391	383	8	2.1%
Adjusted EBITDA Margin	4.9%	5.6%			4.9%	5.5%

Corporate & Other(1)	$(211)	$(156)	$(55)	35.3%	$(387)	$(300)	$(87)	29.0%
(1) The organizational structure includes Corporate & Other which consists of expenses related to centralized corporate functions, such as finance, information technology, legal, human resources, and internal audit.

Reconciliation of Net Sales to Organic Sales
(unaudited)

	Three months ended		Six months ended
($ millions, except percentages)	Amount	Percentage	Amount	Percentage
Net sales for period ended June 27, 2026	$7,685		$15,037
Net sales for period ended June 28, 2025	6,886		13,530
Net sales growth	799	11.6%	1,507	11.1%
Impact from changes in foreign exchange rates	8	0.1%	42	0.3%
Organic Sales	$791	11.5%	$1,465	10.8%

Reconciliation of Net Income to Adjusted EBITDA and Net Leverage
(unaudited)

	Trailing Twelve months ended	Three months ended				Six months ended
($ millions, except percentages)	June 27, 2026	June 27, 2026	June 28, 2025	$ Change	% Change	June 27, 2026	June 28, 2025	$ Change	% Change
Net income	$880	$139	$333	$(194)	(58.3)%	$378	$655	$(277)	(42.3)%
Interest expense, net	634	119	223	(104)	(46.6)%	255	433	(178)	(41.1)%
Provision for income taxes	197	96	26	70	NM (6)	148	42	106	NM (6)
Depreciation and amortization	1,024	256	250	6	2.4%	510	497	13	2.6%
Inventory-related adjustments (1)	79	3	15	(12)	(80.0)%	32	36	(4)	(11.1)%
Stock-based compensation expense	94	29	15	14	93.3%	52	37	15	40.5%
Litigation charges (gains), net (2)	14	—	(13)	13	NM (6)	—	(47)	47	NM (6)
Transaction-related costs (3)	99	29	11	18	NM (6)	64	23	41	NM (6)
Other non-core charges (4)	479	389	75	314	NM (6)	397	127	270	NM (6)
Adjusted EBITDA	$3,500	$1,060	$935	$125	13.4%	$1,836	$1,803	$33	1.9%
Net income margin (5)	2.9%	1.8%	4.8%			2.5%	4.8%
Adjusted EBITDA Margin (5)	11.7%	13.8%	13.6%			12.2%	13.3%
Total debt	$12,750
Less: Cash and cash equivalents	2,327
Less: Investment in time deposits	350
Net debt	$10,073
Net Leverage	2.9

(1) Represents inventory adjustment associated with non-cash last-in, first-out reserves.
(2) For the three months ended June 28, 2025, represents $(13) million related to settlement of an intellectual property dispute. For the six months ended June 28, 2025, represents a settlement adjustment of $(8) million related to the ethylene oxide litigation, $(43) million related to settlement of an intellectual property dispute, and $4 million related to other legal settlements.
(3) For the three and six months ended June 27, 2026 and June 28, 2025, respectively, includes $30 million, $4 million, $57 million and $8 million of expenses related to our IPO and subsequent offerings, consisting of legal, accounting, and advisory fees, as well as one-time employee bonuses, which are subject to an ongoing service requirement, and $(1) million, $7 million, $7 million and $15 million of acquisition and integration-related costs and adjustments.
(4) For the three and six months ended June 27, 2026 and June 28, 2025, respectively, includes $14 million, $7 million, $23 million and $12 million of other project costs; $(1) million, $60 million, $(5) million and $82 million of realized and unrealized foreign exchange and investment (gains) losses; and $(2) million, $8 million, $(6) million and $32 million credit (recoveries) loss expense related to certain customer receivables. The three and six months ended June 27, 2026, respectively, includes $(2) million and $6 million of (gains) losses on disposal of assets and exits. The three and six months ended June 27, 2026 also includes loss of $336 million attributable to fire at distribution center in Tracy, California and $45 million of loss on debt extinguishment and other debt refinancing costs and fees.
(5) Net income margin represents net income divided by net sales and Adjusted EBITDA Margin represents Adjusted EBITDA divided by net sales.
(6) Not Meaningful.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

	Three months ended	Six months ended
(in millions, except number of shares and per share amounts)	June 27, 2026	June 27, 2026
Net income	$139	$378
Intangible asset amortization	177	353
Inventory-related adjustments (1)	3	32
Stock-based compensation expense	29	52
Transaction-related costs (2)	29	64
Other non-core charges (3)	389	397
Tax effect on non-GAAP adjustments (4)	(70)	(135)
Tax provision on conversion of noncontrolling interests (5)	(38)	(57)
Tax impact of retained TRA benefits (6)	8	15
Adjusted Net Income	$666	$1,099

Weighted-average number of Class A common stock outstanding (Diluted)	860,890,719	842,879,656
Anti-dilutive securities(7)	478,993,675	477,910,246
Adjusted weighted-average common stock outstanding (Diluted)	1,339,884,394	1,320,789,902

Diluted earnings per share	$0.07	$0.23
Adjusted Diluted EPS	$0.50	$0.83

(1) Represents inventory adjustment associated with non-cash last-in, first-out reserves.
(2) For the three and six months ended June 27, 2026 and June 28, 2025, respectively, includes $30 million, $4 million, $57 million and $8 million of expenses related to our IPO and subsequent offerings, consisting of legal, accounting, and advisory fees, as well as one-time employee bonuses, which are subject to an ongoing service requirement, and $(1) million, $7 million, $7 million and $15 million of acquisition and integration-related costs and adjustments.

(3) For the three and six months ended June 27, 2026 and June 28, 2025, respectively, includes $14 million, $7 million, $23 million and $12 million of other project costs; $(1) million, $60 million, $(5) million and $82 million of realized and unrealized foreign exchange and investment (gains) losses; and $(2) million, $8 million, $(6) million and $32 million credit (recoveries) loss expense related to certain customer receivables. The three and six months ended June 27, 2026, respectively, includes $(2) million and $6 million of (gains) losses on disposal of assets and exits. The three and six months ended June 27, 2026 also includes loss of $336 million attributable to fire at distribution center in Tracy, California and $45 million of loss on debt extinguishment and other debt refinancing costs and fees.

(4) Non-GAAP adjustments are tax effected using an estimated effective tax rate of 25%. Stock-based compensation expense related to partnership units is not tax deductible and, therefore, not tax effected.

(5) Represents incremental tax provision assuming 100% ownership by Medline Inc., using an estimated effective tax rate of 25%, applied to the income before income taxes on our unaudited Condensed Consolidated Statements of Income.

(6) Represents the 10% benefit that we retain for the shared tax benefits related to the TRA.
(7) Assumes full exchange of noncontrolling interest units for Class A common stock and the effect of securities that were anti-dilutive during the three and six months ended June 27, 2026.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(unaudited)

($ millions)	Six months ended
	June 27, 2026	June 28, 2025	$ Change	% Change
Net cash provided by operating activities	$1,127	$879	$248	28.2%
Net capital expenditures	(207)	(208)	1	(0.5)%
Free Cash Flow	$920	$671	$249	37.1%